Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R. D. Leslie
Chief Financial Officer
(936) 637-5325

LUFKIN INDUSTRIES FIRST-QUARTER EARNINGS INCREASE 15.8% TO
$1.17 PER DILUTED SHARE

Raises Lower End of Earnings Guidance for 2007 for New Range of
$4.60 to $5.40 per Diluted Share

LUFKIN, Texas -- (April 18, 2007) -- Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the first quarter ended March 31, 2007. Sales for the first quarter were $148.1 million, an increase of 11.0% from $133.4 million for the first quarter of 2006. Net earnings rose 17.2% to $17.8 million from $15.2 million. Earnings per diluted share increased 15.8% to $1.17 for the latest quarter from $1.01 for the first quarter last year.

Douglas V. Smith, president and chief executive officer of Lufkin, remarked, “We are pleased with our profitable growth and performance for the first quarter of 2007. Although we experienced reduced demand in Canadian markets and a slow start domestically, we produced comparable-quarter growth in revenues, continued improvement in gross margin and increased overall profitability. These favorable results provide us a good start toward achieving our financial objectives for full-year 2007.

“Oil field sales of $101.3 million for the first quarter 2007 increased 17.0% from the first quarter last year, but were 6.5% lower than the fourth quarter of 2006 reflecting both normal first-quarter seasonality and a slowing in North American demand for pumping units. Energy prices showed signs of firming during the quarter, however, which drove increased quotation activities. International markets, such as South America and the Middle East, were primarily responsible for increased comparable-quarter equipment sales, and international booking opportunities remain strong. Both our oil field automation and service businesses experienced strong demand throughout their markets. In addition to a substantial oil field backlog of $58.1 million at the end of the first quarter, we expect international sales to drive our results in the quarters ahead, and we are also cautiously optimistic that our overall North American business will strengthen later this year given continued high energy demand.

“Bookings for our power transmission business remained robust for the first quarter, demonstrated by the 13.9% increase in comparable-quarter sales and the expansion of the division’s backlog to $103.5 million, up 53.6% from the first quarter of 2006 and 8.3% from the fourth quarter of 2006. We attribute this growth primarily to demand from the power generation market, whether directly from the oil and gas and refining industries or from energy-related industries. Based on the strength and timing of our backlog, we have significant sales and earnings visibility for the power transmission division through the end of the third quarter.
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Lufkin Industries, Inc t 602 South Raguet t Lufkin, Texas 75902 t (936) 634-2211

LUFK Announces First-Quarter Results

April 18, 2007

“Both first-quarter sales and backlog for our trailer division continued to reflect the impact of our third-quarter decision to exit the van trailer business and focus on production of higher margin dump and flatbed trailers. The longer-term potential of this decision is evident in our improved gross margin for the first quarter in spite of the reduction in sales compared with prior periods that include significant van trailer sales. During the first quarter, we completed the reorganization of our van trailer production capacity and are positioned to increase production of dump and flatbed trailers as demand increases. We have also allocated space to increase our manufacturing capacity for oil field pumping units as needed. We expect to complete the resizing of the trailer division in the second quarter.”

Based on the Company’s results for the first quarter, its backlog of $177.5 million at the end of the quarter and its outlook regarding industry conditions in each of its businesses, Lufkin today is improving its guidance for earnings per diluted share for 2007 by raising the lower end of the established range of $4.40 to $5.40 to a new range of $4.60 to $5.40. The Company’s outlook continues to include some allowance for the uncertainty of oil prices. The Company also established its guidance for earnings per diluted share for the second quarter of 2007 in a range of $1.00 to $1.20, compared with $1.16 for the second quarter of 2006.

Mr. Smith concluded, “We remain confident of Lufkin’s prospects for long-term profitable growth in each of its three businesses. In increasing our established guidance for 2007, we are also signaling our expectation of continued strong demand for our products during the coming months, supported by both high energy demand and steady domestic and international economic expansion. Recognizing the inherent volatility of energy prices and the increased uncertainty concerning domestic economic growth, we remain fully prepared to adjust our operations to short and intermediate-term market conditions, while continuing to build our infrastructure, staff and other resources to achieve our long-term objectives.”

Lufkin will discuss its results for the first quarter in a teleconference call today at 9:00 a.m. (central time). To listen to the call, participants should dial (913) 312-1300 approximately 10 minutes prior to the start of the call. A telephonic replay will be available from 12:00 p.m. (central time) April 18, through 7:00 p.m. (central time) April 25, 2007, by dialing (719) 457-0820 and entering reservation number 9319540.

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management. When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company. These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements and information.

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LUFK Announces First-Quarter Results

April 18, 2007

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings, power transmission products and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

LUFKIN INDUSTRIES, INC.
Financial Highlights
(Thousands of dollars, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
Net sales	$148,081	$133,389
Cost of sales	108,030	97,949
Gross profit	40,051	35,440
Selling, general and administrative expenses	14,544	12,137
Operating income	25,507	23,303
Interest and other income (expense), net	934	395
Earnings before income taxes	26,441	23,698
Income tax provision	8,672	8,531
Net earnings	$17,769	$15,167

Net earnings per share:
Basic	$1.19	$1.03
Diluted	$1.17	$1.01
Weighted average shares outstanding
Basic	14,939	14,742
Diluted	15,171	15,070
Cash dividends per share	$0.21	$0.11

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LUFK Announces First-Quarter Results

April 18, 2007

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(Thousands of dollars)

	March 31,	Dec. 31,
	2007	2006
Current assets	$268,564	$243,452
Total assets	456,152	429,069
Current liabilities	69,997	61,495
Shareholders’ equity	344,585	328,140
Working capital	198,567	181,957

LUFKIN INDUSTRIES, INC.
Division Performance
(Thousands of dollars)

	Three Months Ended
	March 31
	2007	2006
Revenue:
Oil field	$101,286	$86,568
Power Transmission	33,698	29,573
Trailer	13,097	17,248
Total	$148,081	$133,389

	March 31	December 31	March 31
	2007	2006	2006
Backlog:
Oil field	$58,057	$67,145	$88,636
Power Transmission	103,509	95,571	67,369
Trailer	15,932	18,396	33,643
Total	$177,498	$181,112	$189,648

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